Exhibit 99.1

Body Central Corp. Announces First Quarter 2012 Financial Results

Updates Guidance for Second Quarter and Full Year

Jacksonville, FL — May 3, 2012 — Body Central Corp. (Nasdaq: BODY) today announced financial results for the first quarter of 2012.

Highlights for the first quarter ended March 31, 2012:

•                  Net revenues for the quarter increased 11.8% to $82.7 million, compared to $74.0 million for the first quarter of 2011.

•                  Store sales rose 12.0% to $70.9 million due to net store unit growth of 13.6%, offset by a comparable-store sales decrease of 1.4%.

•                  Direct sales rose by 10.1% to $11.7 million from $10.7 million from the first quarter of 2011.

•                  Income from operations increased 8.0% to $9.5 million as compared to $8.8 million in the first quarter of 2011. Income from operations as a percentage of net revenues decreased to 11.5% from 11.9% due to a lower gross margin rate in the first quarter of 2012.

•                  Net income was $5.9 million, or $0.36 per diluted share based on 16.4 million weighted average shares outstanding as compared to net income of $5.4 million, or $0.34 per diluted share based on 16.1 million weighted average shares outstanding for the first quarter of 2011.

•                  The Company opened 4 new stores and closed 2 during the first quarter and operated 243 stores as of March 31, 2012.

Allen Weinstein, Body Central’s President and CEO, stated: “First quarter sales and earnings came in as expected. We are on track to open at least 35 stores in 2012. New stores and direct sales are outperforming our plan for volume and profitability. However, we continue to see softness in overall store sales trends through April. We are closely monitoring our inventory levels and content. In addition, we are expanding the use of our test and reorder process. We believe that our sales performance will improve as we transition into the back-to-school and fall seasons.”

Balance Sheet highlights as of March 31, 2012:

Cash and cash equivalents were $44.5 million at the end of the first quarter compared to $25.1 million in the prior year.

The Company continues to have no long-term debt.

Inventories at the end of the first quarter were $22.5 million compared to $19.5 million at the end of the first quarter of 2011. Due to Easter occurring two weeks earlier in April, average store inventories included more seasonal merchandise and were up 4.9% compared to the end of first quarter 2011.

Reported results are preliminary and remain subject to adjustment until the filing of our Form 10-Q with the SEC.

Outlook

For the second quarter of fiscal 2012, the Company expects net revenues in the range of $80 million to $82 million, comparable sales to decrease in a range of 5 to 7 percent and diluted earnings per share in the range of $0.26 to $0.28, based on diluted weighted-average shares outstanding of 16.4 million.

For the full fiscal year, the Company now expects net revenues in the range of $333 million to $337 million, comparable sales to decrease in a range of 1 to 3 percent and diluted earnings per share in the range of $1.34 to $1.38, based on diluted weighted-average shares outstanding of 16.4 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 3, 2012, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 4659669. The replay is available until May 17, 2012. A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of May 1, 2012 the Company operated 246 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

CONTACT:

Tom Stoltz

Executive Vice President and Chief Financial Officer

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations;  (6) our dependence on a strong brand image; (7) our direct business growing consistently with our growth strategy; (8) our information technology systems supporting our current and growing business, before and after our planned upgrades; (9) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (10) our dependence upon key executive management or our inability to hire or retain additional personnel;  (11) disruptions in our supply chain and distribution facility; (12) our lease obligations; (13) our reliance upon independent third-party transportation providers for all of our product shipments; (14) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (15) the seasonality of our business; (16) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (17) the impact of governmental laws and regulations and the outcomes of legal proceedings;  (18) our maintaining effective internal controls; and (19) our ability to protect our trademarks or other intellectual property rights.

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended
	March 31,	April 2,
	2012	2011
	(in thousands, except share
	and per share data)
Net revenues	$82,681	$73,984
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	53,419	47,251
Gross profit	29,262	26,733
Selling, general and administrative expenses	18,250	16,701
Depreciation and amortization	1,477	1,203
Income from operations	9,535	8,829
Interest income, net of interest expense	(8)	(5)
Other income, net of other expense	(42)	(44)
Income before income taxes	9,585	8,878
Provision for income taxes	3,646	3,463
Net income	$5,939	$5,415

Net income per common share:
Basic	$0.37	$0.35
Diluted	$0.36	$0.34

Weighted-average common shares outstanding:
Basic	16,123,255	15,550,193
Diluted	16,365,933	16,070,603

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	April 2,
	2012	2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$44,479	$25,108
Accounts receivable	1,098	851
Inventories	22,530	19,543
Prepaid expenses and other current assets	4,885	4,418
Deferred tax asset, current	1,659	1,722
Total current assets	74,651	51,642

Property and equipment, net of accumulated depreciation and amortization	23,229	17,545
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization	16,395	16,982
Other assets	101	102
Total assets	$135,884	$107,779
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,741	$17,068
Accrued expenses and other current liabilities	15,665	13,614
Total current liabilities	32,406	30,682
Other liabilities	7,482	6,823
Deferred tax liability, long-term	3,966	4,562
Total liabilities	43,854	42,067
Commitments and contingencies
Stockholders’ equity	92,030	65,712
Total liabilities and stockholders’ equity	$135,884	$107,779

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirteen Weeks Ended
	March 31,	April 2,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income	$5,939	$5,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,477	1,203
Deferred income taxes	36	45
Tax benefits from stock-based compensation	(390)	(834)
Stock based compensation	392	240
Loss on disposal of property and equipment	18	—
Changes in assets and liabilities:
Accounts receivable	1,509	407
Inventories	(1,388)	(1,174)
Prepaid expenses and other current assets	(592)	(485)
Other assets	5	—
Accounts payable	243	2,188
Accrued expenses and other current liabilities	(3,262)	(1,383)
Income taxes	709	1,226
Other liabilities	(409)	1,681
Net cash provided by operating activities	4,287	8,529
Cash flows from investing activities
Purchases of property and equipment	(2,429)	(1,538)
Net cash used in investing activities	(2,429)	(1,538)
Cash flows from financing activities
Proceeds from common stock offering, net of issuance costs	—	1,074
Proceeds from exercise of stock options	238	7
Tax benefits from stock-based compensation	390	834
Net cash provided by financing activities	628	1,915
Net increase in cash and cash equivalents	2,486	8,906
Cash and cash equivalents
Beginning of year	41,993	16,202
End of period	$44,479	$25,108